Exhibit 35.3

ANNUAL COMPLIANCE CERTIFICATE

Synchrony Bank (the “Servicer”) hereby certifies as of December 31, 2014 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2014 and ending December 31, 2014 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Sub-Servicing Agreement, dated as of May 22, 2008 (as amended and supplemented from time to time, the “Servicing Agreement”), between the Servicer and General Electric Capital Corporation, (b) the activities of the Servicer as they related to the Sub-Servicing Agreement, dated as of August 1, 2014, between SYNCHRONY FINANCIAL and the Servicer (together with the Servicing Agreement, the “Servicing Agreements”) and (c) the Servicer’s performance under the Servicing Agreements. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreements has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreements, the Servicer has fulfilled all of its obligations under the Servicing Agreements in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

SYNCHRONY BANK

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Treasurer

Synchrony Bank

Annual Compliance Certificate